Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FNDS3000 CORP

The undersigned, an authorized officer of FNDS3000 CORP, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by replacing the second Article THIRD (adopted by Certificate of Amendment effective as of January 7, 2008), in its entirety, with the following:

“FOURTH: The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001, of which the Corporation shall have the authority to issue 150,000,000 shares. The second class of stock shall be Preferred Stock, par value $0.001, of which the Corporation shall have the authority to issue 5,000,000 shares. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.”

2. The amendment of the Certificate of Incorporation herein has been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and a majority of the Corporation’s stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation’s Certificate of Incorporation to be signed this 25th day of November, 2009.

FNDS3000 CORP

By:	/s/ Joseph F. McGuire
Name:	Joseph F. McGuire
Authorized Officer